Exhibit 8.1

LIST OF SUBSIDIARIES

	Jurisdiction of
Name of Subsidiary	Incorporation or Organization	Percentage of Ownership

Taoping Holdings Limited	British Virgin Islands	100%
Taoping Group (China) Ltd.	Hong Kong	100%
Taoping Digital Assets (Hong Kong) Limited	Hong Kong	100%
Taoping Digital Assets (Asia) Limited	Hong Kong	100%
Taoping Capital Limited	Hong Kong	100%
Alpha Digital Group	Cayman Islands	100%
Kazakh Taoping Operation Management Co. Ltd.	Kazakhstan	100%
Kazakh Taoping Data Center Co. Ltd.	Kazakhstan	100%
Information Security IoT Tech. Co., Ltd.	PRC	100%
TopCloud Software (China) Co., Ltd.	PRC	100%
Taoping Ditigal Tech. (Jiangsu) Co., Ltd.	PRC	100%
Information Security Tech. (China) Co., Ltd.	PRC	100%
Taoping Digital Tech. (Dongguan) Co., Ltd.	PRC	100%
TopCloud Tech. (Chenzhou) Co., Ltd.	PRC	100%
iASPEC Technology Group Co., Ltd.	PRC	100%
Biznest Internet Tech. Co., Ltd.	PRC	100%
iASPEC Bocom IoT Tech. Co., Ltd.	PRC	100%
Taoping New Media Co., Ltd.	PRC	100%
Shenzhen Taoping Education Technology Co., Ltd.	PRC	51%
Wuhu Taoping Education Technology Co., Ltd.	PRC	51%